                                                                      Exhibit 11



                     BED BATH & BEYOND INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                               THREE MONTHS ENDED



                                                            MAY 26,         MAY 28,
                                                             1996            1995
                                                             ----            ----
Weighted average number of shares outstanding              68,193,239      67,770,904

Dilutive effect of common equivalent shares
    (stock options) outstanding                             2,286,240       1,044,848
                                                          -----------     -----------

Weighted average number of shares and dilutive common
    equivalent shares (stock options) outstanding          70,479,479      68,815,752
                                                          ===========     ===========


Net earnings                                              $ 7,714,000     $ 5,660,000
                                                          ===========     ===========

Net earnings per share                                    $       .11     $       .08
                                                          ===========     ===========




                                      -11-